Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS IMPROVED ADJUSTED OPERATING RESULTS

FOR THE 2015 FIRST QUARTER

Provides Chemical Business Product Volume Guidance for 2015 Second Quarter

OKLAHOMA CITY, Oklahoma…May 8, 2015… LSB Industries, Inc. (“LSB”) (NYSE: LXU) today announced results for the first quarter ended March 31, 2015.

Financial Highlights of First Quarter 2015 Compared to First Quarter 2014

•	Net sales increased 8.6% to $193.9 million compared to $178.5 million.

•	Operating income was $14.2 million compared to operating income of $25.9 million. Excluding insurance recoveries in the prior year period, first quarter 2015 operating income increased $16.3 million over an adjusted operating loss of $2.1 million.

•	EBITDA was $23.6 million compared to $34.7 million. Excluding insurance recoveries in the prior year period, first quarter 2015 EBITDA increased $16.9 million over adjusted EBITDA of $6.7 million.

•	Net income applicable to common shareholders was $6.3 million, or $0.28 per diluted share compared to net income applicable to common shareholders of $11.3 million or $0.49 per diluted share. Excluding insurance recoveries in the prior year period, 2015 net income and earnings per share increased $16.3 million and $0.54 per diluted share, respectively, from an adjusted net loss of $5.9 million, or $0.26 per diluted share.

“Our first quarter results reflect the progress we’ve made in strengthening our operations, particularly in our Chemical Business,” stated Barry Golsen, LSB’s President and CEO. “Chemical sales grew more than 10% compared to the 2014 first quarter, driven by greater on-stream rates at our facilities, particularly at our Pryor Facility, where the reliability initiatives we’ve been implementing over the past 18 months are increasingly translating into more consistent production levels. Chemical Business results also benefitted from higher selling prices while profitability was aided by lower natural gas costs. Partially offsetting these tailwinds was the operating loss at our El Dorado facility resulting from its use of high cost ammonia as its primary feedstock, as compared to the cost effective natural gas used by our Pryor and Cherokee Facilities to make their own ammonia. We expect this cost disadvantage to persist until our expansion projects at El Dorado, which remain on time and on budget, are completed. Once the ammonia plant is up and running in the first quarter of 2016, we expect the economics of this facility to greatly improve, resulting in significant incremental operating profit.”

“We expect strong nitrogen fertilizer applications during the second quarter, as excessive rain and cooler temperatures delayed applications in the first quarter. Looking out over the balance of 2015, recent seasons of record corn corps have resulted in historically high stock-to-use ratios, which is expected to prompt a reduction in corn acres planted for the year. With fewer acres, however, we believe farmers will likely attempt to drive better yields through increased usage of nitrogen fertilizers. As such, our current view is that agricultural market fundamentals for our products will remain favorable for the foreseeable future.”

“With respect to our mining related products, the U.S. Energy Information Administration is forecasting a 7% decline in coal production for 2015. This combined with the termination of our agreement with Orica, which ended in early April, is likely to result in lower sales and profits related to industrial grade AN for the current year. To date, we have replaced approximately 70% of the AN volume that had formerly been committed to Orica with new customer commitments, however, these new agreements will not go into full effect until 2016 when our El Dorado Facility is able to produce its own ammonia and our product is cost competitive. The industrial markets we serve should continue to benefit from the improving economy and low natural gas prices. Overall, we continue to anticipate sufficient demand in 2015 to absorb the higher production levels we expect to achieve as a result of continued improvement in the on-stream rates of our chemical facilities.”

Mr. Golsen continued, “First quarter sales and bookings for our Climate Control Business grew 8% and 5%, respectively compared to the prior year period, despite the previously disclosed termination of our agreement with Carrier for heat pumps. Excluding Carrier contracts from the first quarter of 2014, sales and bookings increased 20% and 18%, respectively, reflecting stronger demand for our large custom air handlers and hydronic fan coils for the commercial market. We expect to continue to capitalize on the strengthening demand environment which, given the operating leverage inherent in our Climate Control Business, should lead to margin expansion. We anticipate that ongoing progress with our operational excellence initiatives will serve to further enhance our profitability improvement.”

Chemical Business First Quarter 2015 Compared to First Quarter 2014:

	Three Months Ended March 31,
	2015	2014	Change
	(In millions)
Net sales	$126.8	$115.2	$11.6
Operating income	$16.7	$28.8	$(12.1)
Segment EBITDA	$24.5	$36.3	$(11.8)

Comparison of 2015 to 2014 periods:

•	Net sales increased due to higher agricultural product volumes, resulting largely from the Pryor and Cherokee facilities increased on-stream rates and associated production, along with higher selling prices for industrial acids and mining products relating to higher ammonia prices passed through to customers, pursuant to contractual agreements, partially offset by lower volumes of industrial and mining products at our Baytown and Cherokee facilities.

•	Operating income and EBITDA, on a reported basis, declined primarily as a result of $28.0 million of insurance recoveries recognized in the 2014 first quarter. Excluding this item, adjusted operating income and EBITDA were $0.8 million and $8.3 million, respectively, in the first quarter of 2014, representing a year-over-year improvement in the 2015 first quarter of $15.9 million and $16.2 million, respectively. The profit improvement in 2015 reflects the factors that drove sales improvement, combined with greater overhead absorption from the increased sales.

•	The El Dorado Facility produces agricultural grade AN, nitric acid and industrial grade AN from purchased ammonia, which is currently at a cost disadvantage compared to products produced from natural gas. During the first quarter of 2015, the spread difference per ton between the ammonia purchased by the El Dorado Facility as compared to the cost had the facility been able to produce ammonia using natural gas was approximately $290 per ton. This cost disadvantage resulted in an operating loss for the facility during the period of approximately $4 million.

	Three Months Ended March 31,
	2015		2014
	(Dollars in millions)
Sales by Market Sector	Sales	Sector Mix	Sales	Sector Mix	% Change
Agricultural	$68.3	54%	$59.5	52%	15%
Industrial, mining and other	58.5	46%	55.7	48%	5%

	$126.8		$115.2		10%

The following tables provide key operating metrics for the Agricultural products of our Chemical Business.

	Three Months Ended March 31,
Product (tons sold)	2015	2014	% Change
Urea ammonium nitrate (UAN)	116,922	83,516	40%
Ammonium nitrate (AN)	63,831	86,403	(26)%
Ammonia	30,766	15,057	104%
Other	3,406	5,557	(39)%

	214,925	190,533	13%

Average Selling Prices (price per ton)
UAN	$251	$261	(4)%
AN	$315	$308	2%
Ammonia	$513	$419	22%

With respect to sales of Industrial, Mining and Other Chemical Products, the following table indicates the volumes sold of our major products.

	Three Months Ended March 31,
Product (tons sold)	2015	2014	% Change
Nitric acid	130,715	141,142	(7)%
AN and AN solution	43,348	40,981	6%
Ammonia	8,418	8,596	(2)%

Input Costs
Average purchased ammonia cost/ton	$488	$419	16%
Average natural gas cost/MMbtu	$3.32	$4.61	(28)%

Climate Control Business First Quarter 2015 Compared to First Quarter 2014:

	Three Months Ended March 31,
	2015	2014	Change
	(In millions)
Net sales	$65.2	$60.3	$4.9
Operating income	$4.3	$4.3	$—
Segment EBITDA	$5.5	$5.5	$—

Comparison of 2015 to 2014 periods:

•	Net sales increased primarily due to higher sales of our hydronic fan coils and other HVAC products, primarily our custom air handlers and modular chillers. These results were partially offset by a decrease in the sale of heat pumps as a result of the loss of the Carrier contracts. Excluding Carrier water source heat pump sales, overall commercial/institutional product sales increased 20% and residential product sales increased 22% - with water source heat pump sales increasing 16% as compared to the first quarter of 2014.

•	Operating income and EBITDA were flat with the prior year as the increase in gross profit from higher sales was offset by higher variable selling expenses due to distribution channel mix.

•	New orders for our climate control products were $66.5 million in the first quarter of 2015, up 5% over first quarter of 2014. New orders from the commercial end-markets were up 7% over 2014, while residential product new orders declined reflecting the termination of our activity with Carrier in May 2014 for the sale of heat pumps. Excluding new orders from Carrier in both 2015 and 2014, commercial and residential new orders increased 19% and 15%, respectively, reflecting the cyclical recovery in commercial and residential construction markets. As a result of stronger new order activity, backlog of $68.6 million as of March 31, 2015 increased approximately 54% over first quarter 2014 levels. As of April 30, 2015, backlog had risen to $69.8 million.

	Three Months Ended March 31,
	2015		2014
	(Dollars in millions)
Sales by Market Sector	Sales	Sector Mix	Sales	Sector Mix	% Change
Commercial/Institutional	$56.0	86%	$50.7	84%	10%
Residential	9.2	14%	9.6	16%	(4)%

	$65.2		$60.3		8%

Sales by Product Category	Sales	Product Mix	Sales	Product Mix	% Change
Heat pumps	$37.5	58%	$38.4	64%	(2)%
Fan coils	16.5	25%	15.3	25%	8%
Other HVAC	11.2	17%	6.6	11%	70%

	$65.2		$60.3		8%

Financial Position and Capital Additions

As of March 31, 2015, our total cash and investments were $211.1 million, including short-term investments as well as noncurrent restricted investments designated for capital projects.

Total long-term debt was $455.7 million at March 31, 2015 compared to $457.3 million at December 31, 2014 and our $100 million Working Capital Revolver Loan remains undrawn (borrowing availability of $75.6 million). Interest expense, net of capitalized interest, for the first quarter of 2015 was $3.4 million compared to $6.7 million for the same period in 2014.

Capital additions were $78.5 million in the first quarter of 2015, including $69.1 million relating to the expansion projects at our El Dorado Facility, which include a 1,150 ton per day anhydrous ammonia production plant; a new 1,100 ton per day 65% strength nitric acid plant and concentrator; and other support infrastructure. Planned capital additions for the remainder of 2015, in the aggregate, are estimated to range from $227 million to $276 million, including $162 million to $187 million remaining for the El Dorado expansion projects.

The Company’s outlook for sales volume for the second quarter of 2015 in its Chemical Business is as follows:

Products	Sales (tons)
Agriculture:
UAN	105,000 – 115,000
AN	60,000 – 70,000
Ammonia	20,000 – 25,000

Industrial, Mining and Other:
Nitric acid	135,000 – 145,000
AN and AN solution	40,000 – 45,000
Ammonia	7,000 – 12,000

Mr. Golsen concluded, “The first quarter of 2015, while still far from what we know our Company is capable of achieving, represents a positive step towards delivering sustainable profitable revenue growth in both of our businesses. We remain confident in our prospects for continued performance improvement for the balance of 2015 and a material expansion of profitability beginning in 2016, when our new capacity at El Dorado is up and running. We believe that the strategic improvements we are making to bolster returns in both our Chemical and Climate Control businesses will allow us to capitalize on improving market conditions and drive enhanced value for all of our shareholders.”

Conference Call

LSB’s management will host a conference call covering the first quarter results on Friday, May 8, 2015 at 10:00 am ET/9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be Executive Chairman, Jack E. Golsen; President and CEO, Barry H. Golsen; Executive Vice President and CFO, Tony M. Shelby; and Senior Vice President, Corporate Development, Mark Behrman. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining and industrial markets; and, the manufacture and sale of commercial and residential climate control products, such as water source and geothermal heat pumps, hydronic fan coils, modular geothermal and other chillers and large custom air handlers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, including but not limited to, increase operating profit at our El Dorado facility once the new ammonia plant is completed and running; nitrogen fertilizer application during second quarter; corn acres to be planted and increased usage of nitrogen fertilizer; favorable outlook for the foreseeable future to our agricultural products; coal production outlook; sales and profits related to industrial grade AN for balance of year; replacing Orica with new contracts; improvement to industrial markets; production levels in 2015; profitable revenue growth and prospects in our businesses; performance improvements in 2015; future natural gas and ammonia costs; the outlook for the chemical or climate control businesses; improvement to our chemical industrial markets; demand in 2015 to absorb production levels at our chemical facilities; increase sales by our Climate Control Business in 2015; planned capital expenditures for the remainder of 2015; and outlook for sales volume for the second quarter of 2015 in our Chemical Business.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions; weather conditions; lack of growth in the commercial and residential construction industry; acceptance by the market of our geothermal heat pump products; acceptance of our technology; increased competitive pressures, domestically and foreign; price increases for raw materials; loss of significant customer; changes to federal legislation or adverse regulations; available working capital; ability to install necessary equipment and renovations at the El Dorado Facility and the Pryor Facility in a timely manner; receipt in a timely manner of production equipment; problems with production equipment; and other factors set forth under “Risk Factors” and “A Special Note Regarding Forward-Looking Statements” in the Form 10-K for year ended December 31, 2014 and in the Form 10-Q for the quarter ended March 31, 2015, which contain a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this release.

Company Contact:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Fred Buonocore, CFA (212) 836-9607
(405) 235-4546 x11297	Linda Latman (212) 836-9609
Mark Behrman, Senior Vice President	The Equity Group Inc.
(405) 235-4546 x11214

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months Ended March 31,

	2015	2014
	(in thousands, except per share amounts)

Net sales	$193,858	$178,525
Cost of sales	151,499	129,803

Gross profit	42,359	48,722

Selling, general and administrative expense	28,191	27,658
Provision for (recovery of) losses on accounts receivable	22	(159)
Property insurance recoveries in excess of losses incurred	—	(5,147)
Other expense (income), net	(77)	509

Operating income	14,223	25,861

Interest expense, net	3,398	6,708
Non-operating other income, net	(35)	(77)

Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	10,860	19,230
Provisions for income taxes	4,181	7,654
Equity in earnings of affiliate	—	(67)

Income from continuing operations	6,679	11,643

Net loss from discontinued operations	30	2

Net income	6,649	11,641

Dividends on preferred stocks	300	300

Net income applicable to common stock	$6,349	$11,341

Weighted-average common shares:
Basic	22,675	22,533
Diluted	23,047	23,640

Income per common share:
Basic:	$0.28	$0.50

Diluted:	$0.28	$0.49

LSB Industries, Inc.

Financial Highlights

Three Months Ended March 31,

	2015	2014
	(in thousands)
Net sales:
Chemical (1)	$126,814	$115,221
Climate Control	65,198	60,349
Other	1,846	2,955

	$193,858	$178,525

Gross profit:
Chemical (1) (2)	$21,830	$28,426
Climate Control	19,962	19,264
Other	567	1,032

	$42,359	$48,722

Operating income (loss):
Chemical (1) (2)	$16,660	$28,813
Climate Control	4,312	4,332
Other	(2)	387
General corporate expenses (3)	(6,747)	(7,671)

	14,223	25,861

Interest expense, net (4)	3,398	6,708
Non-operating expense (income), net:
Chemical	(33)	(77)
Corporate and other business operations	(2)	—
Provisions for income taxes	4,181	7,654
Equity in earnings of affiliate – Climate Control	—	(67)

Income from continuing operations	$6,679	$11,643

(1)	During the first quarter of 2014, our Chemical Business experienced downtime at the Pryor Facility resulting in lost production and adverse effect on operating results.
(2)	During the first quarter of 2014, we recognized business interruption and property insurance recoveries totaling $28.0 million, of which approximately $22.9 million was recognized as a reduction to cost of sales.

LSB Industries, Inc.

Financial Highlights

Three Months Ended March 31, 2015 and 2014

(3)	General corporate expenses consist of the following:

	Three Months Ended March 31,
	2015	2014
	(in thousands)
Selling, general and administrative
Personnel costs	$(2,602)	$(1,715)
Fees and expenses relating to certain activist shareholders’ proposals (A)	(1,679)	(4,200)
Professional fees	(1,544)	(1,188)
All other	(897)	(591)

Total selling, general and administrative	(6,722)	(7,694)

Other income	24	23
Other expense	(49)	—

Total general corporate expense	$(6,747)	$(7,671)

(A)	These fees and expenses include costs associated with evaluating and analyzing proposals received from certain activist shareholders.
(4)	During the three months ended March 31, 2015 and 2014, interest expense is net of capitalized interest of $5.6 million and $2.3 million, respectively.

LSB Industries, Inc.

Consolidated Balance Sheets

	March 31, 2015	December 31, 2014
	(in thousands)

Assets
Current assets:
Cash and cash equivalents	$161,558	$186,811
Restricted cash and cash equivalents	396	365
Short-term investments	24,500	14,500
Accounts receivable, net	90,402	88,074
Inventories:
Finished goods	27,558	28,218
Work in progress	3,061	2,763
Raw materials	29,077	25,605

Total inventories	59,696	56,586
Supplies, prepaid items and other:
Prepaid insurance	10,008	13,752
Precious metals	11,541	12,838
Supplies	16,430	15,927
Prepaid and refundable income taxes	2,754	7,387
Other	5,237	5,438

Total supplies, prepaid items and other	45,970	55,342
Deferred income taxes	16,934	17,204

Total current assets	399,456	418,882

Property, plant and equipment, net	687,047	619,205

Other assets:
Noncurrent restricted cash and cash equivalents	—	45,969
Noncurrent restricted investments	25,000	25,000
Other, net	29,066	27,949

Total other assets	54,066	98,918

	$1,140,569	$1,137,005

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	March 31, 2015	December 31, 2014
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$92,544	$81,456
Short-term financing	8,389	11,955
Accrued and other liabilities	37,696	51,166
Current portion of long-term debt	25,499	10,680

Total current liabilities	164,128	155,257

Long-term debt	430,237	446,638

Noncurrent accrued and other liabilities	18,234	17,934

Deferred income taxes	86,034	83,128

Commitments and contingencies

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $0.10 par value; 75,000,000 shares authorized, 27,044,903 shares issued (26,968,212 at December 31, 2014)	2,704	2,697
Capital in excess of par value	172,069	170,537
Retained earnings	292,537	286,188

	470,310	462,422
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	441,936	434,048

	$1,140,569	$1,137,005

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliations

EBITDA is defined as net income plus interest expense, depreciation, and depletion of property plant and equipment, amortization of other assets, less interest included in amortization, plus provision for income taxes plus loss from discontinued operations. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income to EBITDA for the periods indicated.

	Three Months Ended March 31,
	2015	2014
	($ in millions)

LSB Consolidated

Net income	$6.6	$11.6
Plus:
Interest expense	3.4	6.7
Depreciation and amortization	9.4	8.7
Provisions for income taxes	4.2	7.7

EBITDA	$23.6	$34.7

Chemical Business

Operating income	$16.7	$28.8

Plus:
Non-operating income	—	0.1
Depreciation and amortization	7.8	7.4

EBITDA	$24.5	$36.3

Climate Control Business

Operating income	$4.3	$4.3

Plus:
Equity in earnings	—	0.1
Depreciation and amortization	1.2	1.1

EBITDA	$5.5	$5.5

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted Operating Income (Loss), EBITDA, Net Income (Loss) Applicable to Common Stock and Diluted Earnings per Share

Adjusted operating income (loss), adjusted EBITDA, adjusted net income (loss) applicable to common stock and adjusted income (loss) per diluted share are reported to show the impact of the insurance recoveries. We believe that the inclusion of supplementary adjustments to operating income, EBITDA, net income applicable to common stock and diluted income per common share, are appropriate to provide additional information to investors about certain unusual items. The following tables provide reconciliations of operating income, EBITDA, net income applicable to common stock and diluted income per common share excluding the impact of the insurance recoveries.

	Three Months Ended March 31,
	2015	2014
	($ in millions)
LSB Consolidated

Operating income	$14.2	$25.9
Less:
Insurance recoveries	—	28.0

Adjusted operating income (loss)	$14.2	$(2.1)

EBITDA	$23.6	$34.7
Less:
Insurance recoveries	—	28.0

Adjusted EBITDA	$23.6	$6.7

Net income applicable to common stock	$6.3	$11.3
Less:
Insurance recoveries	—	28.0
Income tax provision related to insurance recoveries	—	(10.8)

Adjusted net income (loss) applicable to common stock	$6.3	$(5.9)

Weighted-average common shares (in thousands)	23,047	22,533

Adjusted income (loss) per diluted share	$0.28	$(0.26)

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

	Three Months Ended March 31,
	2015	2014
	($ in millions)
Chemical Business

Operating income	$16.7	$28.8
Less:
Insurance recoveries	—	28.0

Adjusted operating income (loss)	$16.7	$0.8

EBITDA	$24.5	$36.3
Less:
Insurance recoveries	—	28.0

Adjusted EBITDA	$24.5	$8.3